Filed Pursuant to Rule 424(b)(3)

Registration No. 333-278009

Scientific Industries, Inc.

3,500,000 Shares of Common Stock

and

4,535,000 Shares of Common Stock issuable upon Exercise of Warrants

This prospectus relates to the resale or other disposition, from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholders,” of up to 8,035,000 shares of our common stock, par value $0.05 per share, which amount includes 4,535,000 shares issuable upon the exercise of warrants. We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale or other disposition of shares by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares.

The selling stockholders may sell or otherwise dispose of the shares of our common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “SCND.” The last reported sale price of our common stock on June 12, 2024 was $1.70 per share. You are urged to obtain current market quotations for the common stock.

The 8,035,000 shares of common stock covered by this prospectus includes 3,500,000 that were issued in a single private placement transaction completed on January 17, 2024 and 4,535,000 shares issuable upon the exercise of warrants that were also sold in the private placement transaction. Additional information about the private placement is provided in the section entitled “Description of Private Placement” of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 28, 2024

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This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find Additional Information” and “Documents Incorporated by Reference” in this prospectus.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Scientific,” the “Company,” “we,” “us” and “our” refer to Scientific Industries, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors”, together with the additional information described under “Documents Incorporated By Reference”.

Overview

Incorporated in 1954, Scientific Industries, Inc., a Delaware corporation (which along with its subsidiaries, the “Company”) is engaged in the design, manufacture, and marketing of standard benchtop laboratory equipment (“Benchtop Laboratory Equipment”), and through our wholly-owned subsidiary, Scientific Bioprocessing Holdings, Inc. (“SBHI”), the design, manufacture, and marketing of bioprocessing systems and products (“Bioprocessing Systems”). SBHI has two wholly-owned subsidiaries – Scientific Bioprocessing, Inc., a Delaware corporation (“SBI”) and aquila biolabs GmbH, a German corporation (“Aquila”). The Company’s products are used primarily for research purposes by universities, pharmaceutical companies, pharmacies, national laboratories, medical device manufacturers, and other industries performing laboratory-scale research.

Operating Segments.

The Company views its operations as two segments: the manufacture and marketing of standard Benchtop Laboratory Equipment which includes various types of equipment used for research and sample preparation in university, pharmacy and industrial laboratories sold primarily through laboratory equipment distributors and  online, and weight and measurement products including pill counters and digital scales; and the design, development, manufacture and marketing of bioprocessing products, principally products incorporating smart sensors and state of the art software analytics, sold primarily on a direct basis through the Company’s internal sales force.

Our Products.

Benchtop Laboratory Equipment. The Company’s Benchtop Laboratory Equipment products consist of mixers and shakers, rotators/rockers, refrigerated and shaking incubators, and magnetic stirrers sold through the “Genie ™” division, and pharmacy and laboratory balances and scales, force gauges, automated pill counters and moisture analyzers sold through the “Torbal®” division. Sales of the Company’s principal product, the Vortex-Genie® 2 Mixer, excluding accessories, represented approximately 32% and 37% of the Company’s total revenue for the three months ended March 31, 2024 and 2023 (unaudited) and 32% and 40% for the year ended December 31, 2023 and 2022 (unaudited), 38% and 42% of the six-month periods ended December 31, 2022 and 2021 (unaudited), respectively.

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The Company’s vortex mixer is used to mix the contents of test tubes, beakers, and other various containers by placing such containers on a rotating cup or other attachments which cause the contents to be mixed at varying speeds. The Company’s additional mixers and shakers include a high-speed touch mixer, a mixer with an integral timer, a cell disruptor, a bead beater, microplate mixers, programmable vortex mixers, two large capacity multi-vessel vortex mixers and a line of various orbital shakers.

The Company also offers various benchtop multi-purpose rotators and rockers, designed to rotate and rock a wide variety of containers, and a refrigerated incubator and incubated shakers, which are multi-functional benchtop environmental chambers designed to perform various shaking and stirring functions under controlled environmental conditions.

The Company’s line of magnetic stirrers includes a high/low programmable magnetic stirrer, a four-place high/low programmable magnetic stirrer, a large volume magnetic stirrer, and a four-place general purpose stirrer.

The Company’s Torbal® division line of products includes pharmacy, laboratory, and industrial digital scales, moisture analyzers, mechanical and VIVID® automated pill counters, force gauges and test stands.

Bioprocessing Systems. SBHI, through its two wholly-owned subsidiaries, SBI and Aquila, is engaged in the design, development, manufacture and marketing of bioprocessing products, principally products incorporating smart sensors and state of the art software analytics. Products include the Cell Growth Quantifier (“CGQ”) for biomass monitoring in shake flasks, the Liquid Injection System (“LIS”) for automated feeding in shake flasks, and a line of coaster systems and flow-through cells for pH and DO monitoring and analytical software, and the Multi-Parameter Sensor (“MPS”) and Dissolved Oxygen sensor pills which are marketed and will be sold under the Bioprocessing Systems DOTS brand platform.

Our Strategy.

Our Benchtop Laboratory Equipment segment comprising the Company’s legacy products plus the weighing, measurement, and pill counting products is stable and profitable, but the Company believes there are greater growth opportunities in our Bioprocessing Systems segment, as part of a large and expanding synthetic biology market sector worldwide. Our acquisition of Aquila in April 2021 was an initial step in this direction, and since then we have concentrated on expansion of the Bioprocessing Systems segment and development of new products and technologies and taking steps towards establishing a commercialization strategy of these products, with the initial product launch of our DOTS software platform in September 2022 followed by the Multi-Parameter Sensor in November 2023, which is being introduced and sold to existing and new customers.

Private Placement

On December 13, 2023, the Company entered into a private placement transaction with the selling stockholders pursuant to which the selling stockholders acquired shares of common stock and warrants to purchase additional shares of common stock, which shares of common stock (including those issuable upon the exercise of warrants) are being registered hereunder. See “Description of Private Placement”.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and have elected to take advantage of certain scaled disclosure available to smaller reporting companies.

Risks Associated with Our Business

Our business is subject to numerous risks, as more fully described in the section titled “Risk Factors” immediately following this prospectus summary. You should read these risks before you invest in our common stock.

Corporate Information

We were incorporated in Delaware on July 2, 1954. Our principal executive offices are located at 80 Orville Drive, Suite 102, Bohemia, New York 11716, and our telephone number is (631) 567-4700. Our website address is www.scientificindustries.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our common stock.

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THE OFFERING

Shares of Common Stock to be Offered by the Selling Stockholders	8,035,000 shares

Use of Proceeds

All proceeds from the sale of the shares of common stock under this prospectus will be for the account of the selling stockholders. We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. However, we will receive proceeds in connection with the applicable exercise price of the warrant to purchase shares of our common stock, unless any of such warrants are exercised via cashless exercise to the extent provided for in the applicable warrant. See “Use of Proceeds”.

Over the Counter Common Stock Symbol	SCND

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” below.

RISK FACTORS

Investment in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully the risk factors incorporated by reference in this prospectus, including the risk factors described in the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K. Those risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, important risk factors are identified below that could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to such future periods in any current statements. The Company undertakes no obligation to publicly revise any forward-looking announcements to reflect future events or circumstances.

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Risks Relating to Our Financial Position and Need for Additional Capital

We have limited financial resources and we may need to raise additional funding. If we are unable to raise capital when needed, we could be forced to delay, reduce or eliminate our product discovery and development programs or commercialization efforts.

In order to be successful with our product development and commercialization programs, principally as it pertains to our bioprocessing sector, we believe that we will need to continue to invest substantial capital into such programs in the foreseeable future. We expect our total operating expenses to continue to be material in connection with our ongoing activities, particularly as we continue with our emphasis on the bioprocessing sector. We expect to continue to incur significant commercialization expenses related to product sales, marketing, after-sales support, manufacturing, and distribution. We also expect to continue to incur substantial expenses related to the development of new products and technologies, primarily related to bioprocessing products. Our ability to conduct additional research and development activities and commercialization efforts are dependent upon the availability of funding and cash generated from sales of newly introduced products.

In such an event, we may be required to obtain further funding through public or private equity offerings, debt financings, collaborations and licensing arrangements or other sources. We do not have any committed external source of funds, other than a working line of credit of $300,000 with the Company’s primary bank. If additional funding is necessary, adequate additional financing may not be available to us on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts and on terms acceptable to us, - we may have to significantly delay, scale back or discontinue the development or commercialization of bioprocessing or any of our other products. Our failure to raise capital as and when needed could have a negative impact on our financial condition and our ability to pursue our business strategy.

Our future funding requirements, both short-term and long-term, will depend on many factors, including: the scope, progress, timing, costs and results of our current and future product candidates; our ability to enter into, and the terms and timing of, any collaborations, licensing or other arrangements; the number of future product candidates that we pursue and their development requirements; the costs and timing of establishing product sales, marketing, distribution and commercial-scale manufacturing capabilities; the effect of competing technological and market developments; our headcount growth and associated costs as we expand our research and development; and the costs of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights including enforcing and defending intellectual property related claims.

Raising additional capital may cause dilution to our then-existing stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

To the extent that we raise additional capital through the sale of common shares, convertible securities or other equity securities, the ownership interests of the then-existing equity holders may be diluted, and the terms of these securities could include liquidation or other preferences and anti-dilution protections that could adversely affect the rights of the then-existing common stockholders. In addition, debt financing, if available, may result in fixed payment obligations and may involve agreements that include restrictive covenants that limit our ability to take specific actions, such as incurring additional debt, making capital expenditures, creating liens, redeeming stock or declaring dividends, that could adversely impact our ability to conduct our business. In addition, securing financing could require a substantial amount of time and attention from our management and may divert a disproportionate amount of their attention away from day-to-day activities, which may adversely affect our management’s ability to oversee the development of our product candidates.

If we raise additional funds through collaborations or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

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We have a history of losses and will likely incur future losses during the next few years as we attempt to grow and develop our bioprocessing sector.

We incurred net losses of $2,089,500, $9,086,500, $4,079,400 and $13,668,100 for the three months ended March 31, 2024, the year ended December 31, 2023, the six-month transition period ended December 31, 2022 and the fiscal year ended June 30, 2022. As of March 31, 2024, we had an accumulated deficit of $29,536,700. We expect to continue to incur operating losses for the foreseeable future as our expenses related to the growth and expansion of our Bioprocessing Systems operations will exceed revenues expected to be generated. Our Benchtop Laboratory Equipment operations are profitable, but our ability to become and remain profitable on a combined basis depends on our ability to generate additional revenue, and therefore profits, from our Bioprocessing Systems operations. Because of the uncertainties and risks associated with these activities, we are unable to accurately predict the timing and amount of future revenues, and if or when we might achieve profitability. We may never succeed in these activities and, even if we do, we may never generate revenues that are large enough for us to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

If we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, investors’ views of us and, as a result, the value of our Common Stock.

Pursuant to Section 404 of the Sarbanes Oxley Act of 2002 and related rules, our management is required to report on the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we may need to further upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff, and specialists. If material weaknesses or deficiencies in our internal controls exist and go undetected, our financial statements could contain material misstatements that, when discovered in the future could cause us to fail to meet our future reporting obligations and cause the price of our Common Stock to decline.

Limited public market for our common stock and active trading market may never develop or be sustained.

As of June 12, 2024, there were 10,503,599 shares of Common Stock of the Company outstanding, of which 53% are held by the top six stockholders of the Company. The Common Stock of the Company is traded on the Over-the-Counter Bulletin Board and, historically, has been thinly traded. There have been a number of trading days during calendar 2022 and 2023 on which no trades of the Company’s Common Stock were reported. Accordingly, the market price for the Common Stock is subject to great volatility. The lack of an active trading market may impair the value of the shares of our common stock and stockholders’ ability to sell their shares. An inactive trading market may also impair the Company’s ability to raise capital by selling shares of common stock and to enter into strategic partnerships or other business strategies.

Risks Relating to Our Business

The commercial success of our bioprocessing products will largely depend upon attaining significant market acceptance.

Our ability to execute our growth strategy and achieve commercial success in our bioprocessing sector will depend upon the adoption by customers of our products and bioprocessing solutions. We cannot predict how quickly, if at all, our products will be accepted or, if accepted, how frequently they will be used. Our bioprocessing products may never gain broad market acceptance. The market for bioprocessing products is relatively new, subject to rapid innovation and remains uncertain. The degree of market acceptance of any of our products will depend on a number of factors, including the prevalence and severity of any complications associated with our products, the competitive pricing of our products; and the quality of our products meeting customer expectations.

Failure to achieve or maintain market acceptance and/or market share would limit our ability to generate revenue and would have a material adverse effect on our business, financial condition and results of operations. Further, if we cannot build and maintain strong working relationships with these professionals and seek their advice and input on our product candidates, the development and marketing of our future products could suffer, which could have a material adverse effect on our business, financial condition and results of operations.

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If we are unable to obtain and maintain patent and other intellectual property protection for any of our new bioprocessing products, or if the scope of the patent and other intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize any product we may develop may be adversely affected.

The commercial success of our bioprocessing segment will also depend on our ability to obtain and maintain patent, trademark, trade secret and other intellectual property protection of our new bioprocessing products and other technology, methods used to manufacture them and methods of treatment, as well as successfully defending our patent and other intellectual property rights against third-party challenges. It is difficult and costly to protect and enforce intellectual property rights, and we may not be able to ensure the same for every product. Our ability to stop unauthorized third parties from making, using, selling, offering to sell, importing or otherwise commercializing our new organ candidates is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities.

We seek to protect our proprietary position by developing a comprehensive intellectual property portfolio including filing patent applications and obtaining granted patents in the United States and abroad related to our bioprocessing products that are important to our business. If we are unable to obtain or maintain patent protection with respect to a product we may develop, or if the scope of the patent protection secured is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours and our ability to commercialize that product candidate may be adversely affected.

The patent prosecution process is expensive, time-consuming, and complex, and we may not be able to file, prosecute, maintain, enforce, or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, we may not pursue or obtain patent protection in all relevant markets. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors, and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. In addition, our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our inventions and the prior art allow our inventions to be patentable over the prior art. Furthermore, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in our patents or pending patent applications, or that we were the first to file for patent protection of such inventions.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations and growth prospects.

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If we lose the services of key management personnel, we may not be able to execute our business strategy effectively.

Our future success depends in a large part upon the continued service of key members of our senior management team The loss of services from any of Ms. Helena Santos, the Company’s President and Chief Executive Officer, Mr. Reginald Averilla, the Company’s Chief Financial Officer, Secretary and Treasurer, Mr. Robert Nichols, the President of the Company’s Genie Products Division of the Benchtop Laboratory Equipment Operations, Mr. Karl Nowosielski, the President of the Torbal Products Division of the Benchtop Laboratory operations, Mr. Daniel Donadille, the Chief Executive Officer and President of the Bioprocessing Systems Operations, or Mr. John A. Moore, the Company’s Chairman, or any material expansion of the Company’s operations could place a significant additional strain on the Company’s limited management resources and could be materially adverse to the Company’s operating results and financial condition.

If we lose one or more of our key employees, our ability to implement our business strategy successfully could be seriously harmed. Furthermore, replacing key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain marketing approval of and commercialize products successfully.

We rely on highly skilled personnel and, if unable to retain, fully utilize or hire additional qualified personnel, we may not be able to grow effectively.

Our performance is largely dependent on the talents and efforts of highly skilled individuals. The future success depends on the continued ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of the organization. Competition in the industry for qualified employees is intense, and it is likely that certain competitors will directly target some of our employees. The continued ability to compete effectively depends on the ability to retain and motivate existing employees.

Management may also need to hire additional qualified personnel with expertise in the bioprocessing sector, including with respect to research and testing, formulation and manufacturing and sales and marketing. We compete for qualified individuals with numerous biopharmaceutical companies and other emerging entrepreneurial companies, as well as universities and research institutions. Competition for such individuals is intense, and we may not be able to successfully recruit or retain such personnel. Attracting and retaining qualified personnel will be critical to our success.

Our Company’s future depends heavily on international operations.

The Company’s Bioprocessing Systems Operations is substantially operated out of Germany with the management and the majority of research, manufacturing, marketing, accounting, and administration functions located in its Baesweiler, Germany facility. As a result, the Company’s Bioprocessing Systems Operations is physically located in a different geographical location which could pose inherent risks in systems of internal controls, and is subject to various laws and regulations that differ from those of the parent company in the U.S.

We may not successfully manage any experienced growth.

Our success will depend upon the expansion of our operations and the effective management of any such growth will place a significant strain on management and on administrative, operational and financial resources. To manage any such growth, management must expand the facilities, augment operational, financial and management systems, and hire and train additional qualified personnel. If management is unable to manage our growth effectively, our business would be harmed.

Our growth strategy is based on certain assumptions as to the bioprocessing market.

We believe that the worldwide upstream bioprocess development technologies total available market is approximately $1.5 billion1, with potential market share for our bioprocessing products of $150 million2. Our estimates of the annual total addressable markets for our products under development are based on a number of internal and third-party estimates, as well as assumed prices at which we can sell our future products. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our product candidates may prove to be incorrect. If the price at which we can sell future products, or the annual total addressable market for our product candidates is smaller than we have estimated, it could have an adverse impact on our business.

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1 Small Scale Bioreactor Market Analysis Report, Dec. 2021, Coherent Market Insights

2 Internal Estimation of 10% Obtainability

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Dependence on major customers.

Although the Company does not depend on any one single major customer, sales to the top three Benchtop Laboratory Equipment operations customers accounted for a combined aggregate of 29%, 18%, 36% and 19% of the segment’s total sales for the three months ended March 31, 2024, for the year ended December 31, 2023, for the six-month transition period ended December 31, 2022 and fiscal year ended June 30, 2022 (25%, 28%, 32% and 17% of its total net revenues for sales for the three months ended March 31, 2024, for the year ended December 31, 2023, for the six-month transition period ended December 31, 2022 and fiscal year ended June 30, 2022, respectively).

No representation can be made that the Company will be successful in retaining any of these customers, or not suffer a material reduction in sales, either of which could have an adverse effect on future operating results of the Company.

One benchtop laboratory equipment product accounts for a substantial portion of revenues.

The Company has a limited number of Benchtop Laboratory Equipment products with one product, the Vortex-Genie 2 Mixer, accounting for approximately 37%, 36%, 43% and 48% of Benchtop Laboratory Equipment sales, for the three months ended March 31, 2024, for the year ended December 31, 2023, for the six-month transition period ended December 31, 2022 and fiscal year ended June 30, 2022 (32%, 32%, 38% and 42% of total net revenues for the three months ended March 31, 2024, for the year ended December 31, 2023, for the six-month transition period ended December 31, 2022 and fiscal year ended June 30, 2022, respectively).

The Company is a small participant in each of the industries in which it operates.

The Benchtop Laboratory Equipment industry is a highly competitive mature industry. Although the Vortex-Genie 2 Mixer is widely accepted, total sales of the Benchtop Laboratory Equipment products ($2,167,400, $9,745,400 for the three months ended March 31, 2024, for the year ended December 31,2023, $4,608,900 for the six-month transition period ended December 31, 2022 and $9,981,100 for fiscal year ended June 30, 2022) are significantly lower than the annual sales of many of its competitors in the industry. The principal competitors are substantially larger with much greater financial, production and marketing resources than the Company. There are constant new entrants into the vortex mixer market, including those offering products imported from China, which the Company is unable to compete with on price. The Torbal line of products is also a small market participant in its industry with significant competition from well-known brands.

The Company’s Bioprocessing Systems operations is a participant in the laboratory-scale sector of the larger bioprocessing products industry, which is dominated by several companies that are significantly larger, and the Company’s bioprocessing operations are still in the start-up phase of operations.

The Company’s ability to grow and compete effectively depends in part on its ability to develop and effectively market new products.

The Company continuously invests in the development and marketing of new Benchtop Laboratory Equipment products, including the Torbal line of products, with a view to increase revenues and reduce the Company’s dependence on sales of the Vortex-Genie 2 Mixer. However, gross revenues derived from non-Vortex-Genie Benchtop Laboratory Equipment products including Torbal products amounted to $752,100 (35% of the segment sales and 30% of the total revenues) for the three months ended March 31, 2024, $3,657,400 (38% of the segment sales and 33% of total revenues) for the year ended December 31, 2023, $1,478,100 (32% of the segment’s sales and 28% of total revenues) for the six month transition period ended December 31, 2022 and $2,463,900 (25% of the segment’s sales and 22% of total revenues) for fiscal year ended June 30, 2022. The segment’s ability to compete will depend upon the Company’s success in continuing to develop and market new laboratory equipment and scales as to which no assurance can be given.

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The Company relies heavily on distributors and their catalogs to market the majority of its Benchtop Laboratory Equipment Genie products. Accordingly, sales of new products are heavily dependent on the distributors’ decisions whether to include and retain a new product in their catalogs and on their websites. It may be at least 24 to 36 months between the completion of development of a product and the distribution of the catalog in which it is first offered; furthermore, not all distributors feature the Company’s products in their catalogs.

The success of the Company’s Bioprocessing Systems operations will depend heavily on its ability to successfully develop, produce, and market new products. Commencing in the last quarter of fiscal year ended June 30, 2019, the Company began to commit substantial resources to its Bioprocessing Systems operations in the form of employees, materials, supplies, marketing, and facilities to accelerate its product development efforts and marketing activities. Bioprocessing products are of a complex nature in an industry that the Company has not traditionally operated in and have taken much longer to develop than previously anticipated. In addition, they will be subject to beta testing and adoption by end users, which could result in design and/or production changes which could further delay development time. On April 29, 2021, the Company acquired Aquila in an effort to accelerate development of its bioprocessing products. The Company continues to incur substantial product development and sales and marketing costs related to its Bioprocessing Operations.

No assurance can be given that the Company will be successful with its new product development or that its sales and marketing programs will be sufficient to develop additional commercially feasible products which will be accepted by the marketplace, or that any distributor will include or retain any new Company products in its catalogs and websites.

Exchange rates — The Company is exposed to foreign exchange rate risk.

Substantially all of the Company’s sales are in US dollars. As a result of the acquisition of Aquila in April 2021, the Company is subject to foreign exchange rate risk, both transactional and translational, which may negatively affect our financial performance. Transactional foreign exchange exposures result from exchange rate fluctuations, including in respect of the U.S. dollar and the Euro. Translational foreign exchange exposures result from exchange rate fluctuations in the conversion of the entity’s functional currency to U.S. dollars, consistent with the Company’s reporting currency, and may affect the reported value of the Company’s assets and liabilities and its income and expenses. In particular, the Company’s translational exposure may be impacted by movements in the exchange rate between the Euro against the U.S. dollar.

The Company may be subject to general economic, political and social factors.

Orders for the Company’s products depend in part, on the customer’s ability to secure funds to finance purchases, especially government funding for research activities. Availability of funds can be affected by budgetary constraints. Factors including a general economic recession, a European crisis, slowdown in Asian economies, or a major terrorist attack may have a negative impact on the availability of funding including government or academic grants to potential customers. Please also see the separate COVID-19 pandemic related discussion in this “Risk Factors” section below.

Sales to overseas customers, including sales in China, accounted for approximately 34%, 34%, 34% and 42% of the Company’s net revenues for the three months ended March 31, 2024, for the year ended December 31, 2023, for the six-month transition period ended December 31, 2022 and fiscal year ended June 30, 2022. The high value of the U.S. dollar relative to foreign currencies can have a negative impact on sales because the Company’s products, which are paid in U.S. dollars, become more expensive to overseas customers.

Higher material and transportation costs over the last few years has resulted in significantly higher costs for some of the Company’s components. Such increased costs could have a negative effect on the Company’s future gross margins, if the Company is unable to pass such cost increases to its customers.

11

The Company may be adversely affected by global health pandemics, including the COVID-19 Pandemic.

The challenges posed by the COVID-19 pandemic on the global economy began to take effect and impact the Company’s operations at the end of the third quarter of the year ended June 30, 2020. At that time, the Company took appropriate action and put plans in place to diminish the effects of COVID-19 on its operations, enabling the Company to continue to operate with minor or temporary disruptions to its operations. The Bioprocessing Systems Operations’ Pittsburgh facility was shut down temporarily due to state mandates, however, the impact on operations was immaterial, and the Company has been able to retain its employees without furloughs or layoffs, in part, due to the Company’ receipt of two loans under the Federal Government’s Paycheck Protection Program (“PPP”). The Bioprocessing Systems Operations’ German operation, which was acquired on April 29, 2021, was negatively impacted in its ability to secure new orders because Aquila had historically relied on face-to-face meetings at trade shows for its sales opportunities. While it has participated in virtual trade shows, management believes that certain sales opportunities are lost as a result. The Company has not experienced and does not anticipate any material impact on its ability to collect its accounts receivable due to the nature of its customers, which are primarily distributors of laboratory equipment and supplies which have benefitted from the Pandemic due to the nature of the products and have the ability to pay. The Company has not experienced and does not anticipate any material impairment to its tangible and intangible assets, system of internal controls, or delivery and distribution of its products as a result of COVID-19, however the ultimate impact of COVID-19 on the Company’s business, results of operations, financial condition and cash flows is dependent on future developments, including the duration or worsening of the COVID-19 pandemic or another future pandemic, and the related length of its impact on the global economy, which are uncertain and cannot be predicted at this time.

The Company is heavily dependent on outside suppliers for the components of its products.

The Company purchases most of its components from outside suppliers and relies on a few suppliers for some components, mostly due to cost considerations. Most of the Company’s suppliers, including its U.S. vendors, produce the components directly or indirectly in overseas factories, and orders are subject to long lead times and potential other risks related to production in a foreign country, such as current and potential future tariffs. To minimize the risk of supply shortages, the Company keeps more than normal quantities on hand of the critical components that cannot easily be procured or, where feasible and cost effective, purchases are made from more than one supplier. However, alternate suppliers are not always feasible for various reasons including complexity and cost of toolings. A shortage of components or vendor inability to deliver due to shipping and cargo issues could halt production and have a material negative effect on the Company’s operations.

The Company’s ability to compete depends in part on its ability to secure and maintain proprietary rights to its products.

The Company has no patent protection for its principal Benchtop Laboratory Equipment product, the Vortex-Genie 2 Mixer, or the Torbal products other than the VIVID pill counter, and it has limited patent protection on a few other Benchtop Laboratory Equipment products. There are several competitive products available in the marketplace possessing similar technical specifications and design.

The Company’s patents related to its Bioprocessing Systems Operations pertaining to non-invasive sensor technology, which it licensed from University of Maryland Baltimore County, expired in August 2021.

As discussed above in detail, the Company’s Bioprocessing Operations through its Aquila division holds several patents in Europe and the US related to its products and underlying technology and has several patent applications pending in Europe and the United States of America, and sublicenses from third parties on a regular basis additional technology needed for its product development.

There can be no assurance that any patent issued or licensed to the Company provides or will provide the Company with competitive advantages or will not be challenged by third parties. Furthermore, there can be no assurance that others will not independently develop similar products or design around the Company’s patents. Any of the foregoing activities could have a material adverse effect on the Company. Moreover, enforcement by the Company of its patent or license rights may require substantial litigation costs.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on, among other factors, our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Any return to stockholders will therefore be limited to the appreciation in the value of their stock, if any.

12

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any documents we incorporate by reference herein may contain “forward-looking statements” (within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts contained in or incorporated by reference into this prospectus, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The Company and its representatives may from time to time make written or oral forward-looking statements with respect to the Company’s annual or long-term goals, including statements contained in its filings with the Securities and Exchange Commission (“SEC”) and in its reports to stockholders.

The words or phrases “will likely result”, “will be”, “will”, “are expected to”, “will continue to”, “is anticipated”, “estimate”, “project” or similar expressions identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our current estimates and assumptions and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. You should read this prospectus, the documents incorporated by reference herein, and the documents filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

DESCRIPTION OF PRIVATE PLACEMENT

We have issued and sold shares of our common stock and warrants to purchase our common stock in a private placement pursuant to a Securities Purchase Agreement dated December 13, 2023 (the “2023 Private Placement”).

The 2023 Private Placement

On December 13, 2023, we entered into a Securities Purchase Agreement (the “2023 Securities Purchase Agreement”) with certain investors (the “Investors”) pursuant to which the Investors agreed to subscribe and purchase up to 3,500,000 Units at a price per Unit of $2.00, or an aggregate purchase price of $7,000,000 at one or more closings (the “Offering”), with each Unit comprised of (a) one newly-issued share of Common Stock, par value $0.05 per share, and (b) a warrant to purchase either 100% or 160%, depending on the number of Units purchased by an Investor, of the number of shares of Common Stock included in the Units purchased by an Investor at an exercise price of $2.50 per share. Pursuant to the terms of the 2023 Securities Purchase Agreement, at closings on December 13, 2023, December 19, 2023, December 20, 2023 and January 17, 2024 we sold to the Investors an aggregate of 3,500,000 shares of Common Stock (the “2023 Shares”) and warrants (the “2023 Warrants”) to purchase an additional 4,535,000 shares of Common Stock (the “2023 Warrant Shares”). The 2023 Warrants were immediately exercisable as of their date of issuance and expire five years from their date of issuance. If at any time commencing 12 months from December 13, 2023 but before the expiration of the 2023 Warrants, the volume weighted average pricing of our common stock exceeds $5.00 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like) for each of thirty consecutive trading days, then we may, at any time in our sole discretion, call for the exercise of the 2023 Warrants, in their entirety.

13

As an incentive to those Investors of the Company who had participated in previous private placements (“Existing Investors”) and had received as part of those financings, warrants (“Outstanding Warrants”) to purchase shares of Common Stock, the Company agreed that, if such an Existing Investor were to purchase Units at a certain level in the Offering, the Company would reduce the exercise price of the Outstanding Warrants held by an Existing Investor to $2.50 per share and extend the period in which such Outstanding Warrants could be exercised to the period ending on the fifth anniversary of the date on which the Existing Investor purchased Units under the  Purchase Agreement.  Each such Existing Investor purchasing Units at the requisite level received a new warrant (the “Replacement Warrants”) to replace such Existing Investor’s Outstanding Warrants.  As of January 17, 2024, as a result of their purchase of Units, Existing Investors became entitled to receive Replacement Warrants to replace 2,168,751 Outstanding Warrants, and therefore reducing the exercise price of such Outstanding Warrants to $2.50 per share and extending the period in which such Outstanding Warrants could be exercised to the period ending on the fifth anniversary of the closing under the Purchase Agreement on December 13, 2023.

We were required under the terms of the 2023 Securities Purchase Agreement to use reasonable efforts to prepare and file with the SEC, a registration statement covering the resale or other disposition of the 2023 Shares and the 2023 Warrant Shares. We agreed to use our best efforts to have such registration statement declared effective for a period of one (1) year following the initial date of effectiveness.

Registration Rights

We have filed the registration statement of which this prospectus is a part to fulfill certain of our contractual obligations under the 2023 Securities Purchase Agreement with respect to the registration for resale of the shares of our common stock and the shares of our common stock issuable upon the exercise of the warrants that we sold under the 2023 Securities Purchase Agreement.

We were required under the terms of the 2023 Securities Purchase Agreement to use reasonable efforts to prepare and file with the SEC, a registration statement covering the resale or other disposition of the 2023 Shares and the 2023 Warrant Shares. We agreed to use our best efforts to have such registration statement declared to be declared effective under the Securities Act by the Commission on or before the date that is ninety (90) days of the filing (or, in the event of a “full review” by the Commission, the date that is one hundred twenty (120) days after the date of the filing. We agreed to bear the expenses incurred in complying with these registration rights provisions. The 2023 Securities Purchase Agreement also includes customary indemnification provisions regarding the registration rights.

This description of the 2023 Securities Purchase Agreement and Registration Rights Agreement is not complete and is qualified in its entirety by reference to each of these agreements which have been filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information” and “Documents Incorporated by Reference.” The representations, warranties and covenants made by us in the 2023 Securities Purchase Agreement and the Registration Rights Agreement were made solely for the benefit of the parties to such agreements, including, in some cases, for the purpose of allocating risk among the parties thereto, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

14

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the resale of the shares of our common stock offered by this prospectus will belong to the selling stockholders identified in this prospectus under “Selling Stockholders.”

We will, however, receive proceeds in connection with the applicable exercise price of the warrants to purchase shares of our common stock, unless any of such warrants are exercised via cashless exercise to the extent provided for in the applicable warrant. We will use any such proceeds for ordinary course working capital needs. We have also agreed to bear all fees and expenses incident to our obligation to register shares of our common stock being offered by this prospectus.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SCND.” The last reported sale price of our common stock on June 12, 2024 was $1.70 per share. As of June 12, 2024 there were 286 stockholders of record of our common stock.

We have not declared or paid any cash dividends on our common stock since December 2018. We intend to retain any future earnings and do not expect to pay dividends in the foreseeable future.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those previously issued and issuable to the selling stockholders upon exercise of the warrants to purchase shares of our common stock. For additional information regarding the issuances of those shares of common stock and warrants, see “Description of Private Placements”. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale or other disposition from time to time. In addition to the ownership of the shares of our common stock and warrants to purchase shares of our common stock that is the subject of this prospectus, certain of the selling stockholders have had material relationships with us within the past three years as disclosed in this prospectus and described below under “Relationships with Certain Selling Stockholders.”

The table below sets forth information as of the date of this prospectus, to our knowledge, the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, as of June 12, 2024. The third column lists the maximum number of shares of common stock that may be sold or otherwise disposed of by the selling stockholders pursuant to the registration statement of which this prospectus forms a part. The selling stockholders may sell or otherwise dispose of some, all or none of their shares. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days. The percent of beneficial ownership for the selling stockholders is based on 10,503,599 shares of common stock outstanding as of the date of this prospectus.

The shares of common stock being covered hereby may be sold or otherwise disposed of from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.

15

Unless otherwise noted below, the address of each selling stockholder listed on the table is c/o Scientific Industries, Inc., 80 Orville Drive, Suite 102, Bohemia, New York 11716.

	Shares Beneficially Owned as of the Prospectus			Shares Offered by the Prospectus		Shares Beneficially Owned After the Offering
Investor Name	No. of Shares		Percent	No. of Shares		No. of Shares		Percent
21 April Fund, LP	762,526	[3]	7.00%	507,000	[4]	255,526	[5]	2.41%
21 April Fund, LTD.	1,702,500	[6]	14.98%	1,053,000	[7]	649,500	[8]	6.06%
AG Family LP	455,023	[9]	4.26%	150,000	[10]	305,023	[11]	2.88%
Alan Gelband Defined Contribution Pension Plan and Trust	12,142	[12]	0.12%	2,142	[13]	10,000	[14]	0.10%
Ali El Mohandes	80,508	[15]	0.76%	25,962	[16]	54,546	[17]	0.52%
Alice Winzer Lytton Family LLC	260,000	[18]	2.44%	260,000	[19]	-		0.00%
Barry Butler	20,138	[20]	0.19%	6,500	[21]	13,638	[22]	0.13%
Benjamin F. Jackson	40,255	[23]	0.38%	12,982	[24]	27,273	[25]	0.26%
William J. Cassano	23,638	[26]	0.22%	10,000	[27]	13,638	[28]	0.13%
William S. Lapp	51,000	[29]	0.48%	18,000	[30]	33,000	[31]	0.31%
IRA FBO BRIAN LEE PESSIN PERSHING LLC AS CUSTODIAN	240,000	[32]	2.26%	240,000	[33]	-		0.00%
Bruce C. Conway	220,550	[34]	2.08%	132,800	[35]	87,750	[36]	0.83%
Christopher Cox	602,490	[37]	5.58%	158,490	[38]	444,000	[39]	4.14%
David Frank	75,143	[40]	0.71%	5,000	[41]	70,143	[42]	0.67%
Science Holding GmbH	172,893	[43]	1.63%	135,000	[44]	37,893	[45]	0.36%
Harris Lydon	64,325	[46]	0.61%	20,744	[47]	43,581	[48]	0.41%
Helena Santos	237,036	[49]	2.21%	2,522	[50]	234,514	[51]	2.23%
Henry Hazard Moore	13,635	[52]	0.13%	4,398	[53]	9,237	[54]	0.09%
Jennifer A. Duncan Inheritors Trust	21,070	[55]	0.20%	13,570	[56]	7,500	[57]	0.07%
John P. de Neufville	59,706	[58]	0.57%	15,706	[59]	44,000	[60]	0.42%
John Huwiler	227,000	[61]	2.14%	94,000	[62]	133,000	[63]	1.23%
John A. Moore Revocable Trust U/A DTD 12/08/1998	128,638	[64]	1.22%	97,060	[65]	31,578	[66]	0.30%
John Nicols	65,000	[67]	0.62%	30,000	[68]	35,000		0.33%
Josiah T. Austin	121,644	[69]	1.15%	50,000	[70]	71,644	[71]	0.68%
Kenneth J. Kato	13,525	[72]	0.13%	5,632	[73]	7,893	[74]	0.08%
Kikis Family Holdings, LLC	20,125	[75]	0.19%	6,490	[76]	13,635	[77]	0.13%
Klaus Kretschmer	112,271	[78]	1.06%	85,000	[79]	27,271	[80]	0.26%
Konrad Herzog	88,789	[81]	0.84%	16,000	[82]	72,789	[83]	0.69%
Laurence Chang	75,000	[84]	0.71%	75,000	[85]	-		0.00%
Lytton-Kambara Foundation	1,565,679	[86]	13.79%	1,170,000	[87]	395,679	[88]	3.72%
Magellan Partners I, LLC	80,508	[89]	0.76%	25,962	[90]	54,546	[91]	0.52%
Mank Capital LLC	100,000	[92]	0.95%	100,000	[93]	-		0.00%
Marcus Frampton	65,560	[94]	0.62%	55,060	[95	10,500	[96]	0.10%
The Saxony 1999 Dynastic Trust	162,065	[97]	1.53%	67,330	[98]	94,735	[99]	0.90%
Michael Mullins	6,642	100	0.06%	2,142	101	4,500	102	0.04%
Neal Polan	40,251	103	0.38%	12,980	104	27,271	105	0.26%
SEP FBO NORMAN H PESSIN PERSHING LLC AS CUSTODIAN	260,000	106	2.45%	260,000	107	-		0.00%
North Run – Due North Partners, LP	1,495,000	108	13.09%	1,495,000	109	-		0.00%
Robert Masters	22,140	110	0.21%	7,140	111	15,000	112	0.14%
Shoup Revocable Trust	14,896	113	0.14%	4,804	114	10,092	115	0.10%
Starlight Investments Holdings Limited	180,078	116	1.70%	58,070	117	122,008	118	1.16%
Stephen Dreier	81,118	119	0.77%	33,750	120	47,368	121	0.45%
Stephen Mut	25,000	122	0.24%	25,000	123	-		0.00%
Terry Fitzgerald	15,030	124	0.14%	15,030	125	-		0.00%
Thomas A. Satterfield, Jr. Revocable Trust	60,000	126	0.57%	60,000	127	-		0.00%
TomSat Investment & Trading Co., Inc.	232,512	128	2.19%	80,000	129	152,512	130	1.45%
Veradace Partners LP	1,447,367	131	13.08%	500,000	132	947,367	133	8.76%
Warberg WF XI LP	100,000	134	0.95%	100,000	135	-		0.00%
YJP International Limited	40,253	136	0.38%	12,980	137	27,273	138	0.26%
Daniel Donadille	74,913	139	0.71%	2,874	140	72,039	141	0.69%
Hudson Koi Trust	150,000	142	1.42%	150,000	143	-		0.00%
James Bucky Polk	272,302	144	2.53%	4,470	145	267,832	146	2.55%
Jens Bayer	68,980	147	0.65%	2,980	148	66,000		0.62%
James A. Clancy	19,702	149	0.19%	6,354	150	13,348	151	0.13%
Leedy Ying	8,060	152	0.08%	2,600	153	5,460	154	0.05%
Lyon Polk	944,000	155	8.60%	500,000	156	444,000	157	4.14%
Richard Lamson	180,476	158	1.70%	47,476	159	133,000	160	1.26%

	13,679,102			8,035,000		5,644,102

Total Common Stock Outstanding: 10,503,599

____________________________

1 Small Scale Bioreactor Market Analysis Report, Dec. 2021, Coherent Market Insights

2 Internal Estimation of 10% Obtainability

16

3 Includes 397,175 shares issuable upon exercise of warrants

4 Includes 312,000 shares issuable upon exercise of warrants

5 Includes 85,175 shares issuable upon exercise of warrants

6 Includes 864,500 shares issuable upon exercise of warrants

7 Includes 648,000 shares issuable upon exercise of warrants

8 Includes 216,500 shares issuable upon exercise of warrants

9 Includes 176,674 shares issuable upon exercise of warrants

10 Includes 75,000 shares issuable upon exercise of warrants

11 Includes 101,674 shares issuable upon exercise of warrants

12 Includes 6,071 shares issuable upon exercise of warrants

13 Includes 1,071 shares issuable upon exercise of warrants

14 Includes 5,000 shares issuable upon exercise of warrants

15 Includes 31,163 shares issuable upon exercise of warrants

16 Includes 12,981 shares issuable upon exercise of warrants

17 Includes 18,182 shares issuable upon exercise of warrants

18 Includes 160,000 shares issuable upon exercise of warrants

19 Includes 160,000 shares issuable upon exercise of warrants

20 Includes 7,796 shares issuable upon exercise of warrants

21 Includes 3,250 shares issuable upon exercise of warrants

22 Includes 4,546 shares issuable upon exercise of warrants

23 Includes 15,582 shares issuable upon exercise of warrants

24 Includes 6,491 shares issuable upon exercise of warrants

25 Includes 9,091 shares issuable upon exercise of warrants

26 Includes 9,546 shares issuable upon exercise of warrants

27 Includes 5,000 shares issuable upon exercise of warrants

28 Includes 4,546 shares issuable upon exercise of warrants

29 Includes 20,000 shares issuable upon exercise of warrants

30 Includes 9,000 shares issuable upon exercise of warrants

31 Includes 11,000 shares issuable upon exercise of warrants

32 Includes 120,000 shares issuable upon exercise of warrants

33 Includes 120,000 shares issuable upon exercise of warrants

34 Includes 95,650 shares issuable upon exercise of warrants

35 Includes 66,400 shares issuable upon exercise of warrants

36 Includes 29,250 shares issuable upon exercise of warrants

37 Includes 301,245 shares issuable upon exercise of warrants

38 Includes 79,245 shares issuable upon exercise of warrants

39 Includes 222,000 shares issuable upon exercise of warrants

40 Includes 3,881 shares issuable upon exercise of warrants and options to purchase 66,000 shares

41 Includes 2,500 shares issuable upon exercise of warrants

42 Includes 1,381 shares issuable upon exercise of warrants

17

43 Includes 80,131 shares issuable upon exercise of warrants

44 Includes 67,500 shares issuable upon exercise of warrants

45 Includes 12,631 shares issuable upon exercise of warrants

46 Includes 24,899 shares issuable upon exercise of warrants

47 Includes 10,372 shares issuable upon exercise of warrants

48 Includes 14,527 shares issuable upon exercise of warrants

49 Includes 1,977 shares issuable upon exercise of warrants and options to purchase 232,366 shares

50 Includes 1,261 shares issuable upon exercise of warrants

51 Includes 716 shares issuable upon exercise of warrants

52 Includes 5,278 shares issuable upon exercise of warrants

53 Includes 2,199 shares issuable upon exercise of warrants

54 Includes 3,079 shares issuable upon exercise of warrants

55 Includes 9,285 shares issuable upon exercise of warrants

56 Includes 6,785 shares issuable upon exercise of warrants

57 Includes 2,500 shares issuable upon exercise of warrants

58 Includes 29,853 shares issuable upon exercise of warrants

59 Includes 7,853 shares issuable upon exercise of warrants

60 Includes 22,000 shares issuable upon exercise of warrants

61 Includes 113,500 shares issuable upon exercise of warrants

62 Includes 47,000 shares issuable upon exercise of warrants

63 Includes 66,500 shares issuable upon exercise of warrants

64 Includes 59,056 shares issuable upon exercise of warrants

65 Includes 48,530 shares issuable upon exercise of warrants

66 Includes 10,526 shares issuable upon exercise of warrants

67 Includes 15,000 shares issuable upon exercise of warrants and options to purchase 35,000 shares

68 Includes 15,000 shares issuable upon exercise of warrants

69 Includes 48,881 shares issuable upon exercise of warrants

70 Includes 25,000 shares issuable upon exercise of warrants

71 Includes 23,881 shares issuable upon exercise of warrants

72 Includes 5,447 shares issuable upon exercise of warrants

73 Includes 2,816 shares issuable upon exercise of warrants

74 Includes 2,631 shares issuable upon exercise of warrants

75 Includes 7,790 shares issuable upon exercise of warrants

76 Includes 3,245 shares issuable upon exercise of warrants

77 Includes 4,545 shares issuable upon exercise of warrants

78 Includes 51,590 shares issuable upon exercise of warrants

79 Includes 42,500 shares issuable upon exercise of warrants

80 Includes 9,090 shares issuable upon exercise of warrants

81 Includes 10,263 shares issuable upon exercise of warrants and options to purchase 66,000 shares

82 Includes 8,000 shares issuable upon exercise of warrants

83 Includes 2,263 shares issuable upon exercise of warrants

84 Includes 37,500 shares issuable upon exercise of warrants

85 Includes 37,500 shares issuable upon exercise of warrants

86 Includes 851,893 shares issuable upon exercise of warrants

87 Includes 720,000 shares issuable upon exercise of warrants

88 Includes 131,893 shares issuable upon exercise of warrants

89 Includes 31,163 shares issuable upon exercise of warrants

90 Includes 12,981 shares issuable upon exercise of warrants

91 Includes 18,182 shares issuable upon exercise of warrants

92 Includes 50,000 shares issuable upon exercise of warrants

93 Includes 50,000 shares issuable upon exercise of warrants

94 Includes 31,030 shares issuable upon exercise of warrants

95 Includes 27,530 shares issuable upon exercise of warrants

96 Includes 3,500 shares issuable upon exercise of warrants

97 Includes 65,243 shares issuable upon exercise of warrants

98 Includes 33,665 shares issuable upon exercise of warrants

18

99 Includes 31,578 shares issuable upon exercise of warrants

100 Includes 2,571 shares issuable upon exercise of warrants

101 Includes 1,071 shares issuable upon exercise of warrants

102 Includes 1,500 shares issuable upon exercise of warrants

103 Includes 15,580 shares issuable upon exercise of warrants

104 Includes 6,490 shares issuable upon exercise of warrants

105 Includes 9,090 shares issuable upon exercise of warrants

106 Includes 130,000 shares issuable upon exercise of warrants

107 Includes 130,000 shares issuable upon exercise of warrants

108 Includes 920,000 shares issuable upon exercise of warrants

109 Includes 920,000 shares issuable upon exercise of warrants

110 Includes 8,570 shares issuable upon exercise of warrants

111 Includes 3,570 shares issuable upon exercise of warrants

112 Includes 5,000 shares issuable upon exercise of warrants

113 Includes 5,766 shares issuable upon exercise of warrants

114 Includes 2,402 shares issuable upon exercise of warrants

115 Includes 3,364 shares issuable upon exercise of warrants

116 Includes 69,704 shares issuable upon exercise of warrants

117 Includes 29,035 shares issuable upon exercise of warrants

118 Includes 40,669 shares issuable upon exercise of warrants

119 Includes 32,664 shares issuable upon exercise of warrants

120 Includes 16,875 shares issuable upon exercise of warrants

121 Includes 15,789 shares issuable upon exercise of warrants

122 Includes 12,500 shares issuable upon exercise of warrants

123 Includes 12,500 shares issuable upon exercise of warrants

124 Includes 7,515 shares issuable upon exercise of warrants

125 Includes 7,515 shares issuable upon exercise of warrants

126 Includes 30,000 shares issuable upon exercise of warrants

127 Includes 30,000 shares issuable upon exercise of warrants

128 Includes 90,837 shares issuable upon exercise of warrants

129 Includes 40,000 shares issuable upon exercise of warrants

130 Includes 50,837 shares issuable upon exercise of warrants

131 Includes 565,789 shares issuable upon exercise of warrants

132 Includes 250,000 shares issuable upon exercise of warrants

133 Includes 315,789 shares issuable upon exercise of warrants

134 Includes 50,000 shares issuable upon exercise of warrants

135 Includes 50,000 shares issuable upon exercise of warrants

136 Includes 15,581 shares issuable upon exercise of warrants

137 Includes 6,490 shares issuable upon exercise of warrants

138 Includes 9,091 shares issuable upon exercise of warrants

139 Includes 3,450 shares issuable upon exercise of warrants and options to purchase 66,000 shares

140 Includes 1,437 shares issuable upon exercise of warrants

141 Includes 2,013 shares issuable upon exercise of warrants

142 Includes 75,000 shares issuable upon exercise of warrants

143 Includes 75,000 shares issuable upon exercise of warrants

144 Includes 5,366 shares issuable upon exercise of warrants and options to purchase 258,439 shares

145 Includes 2,235 shares issuable upon exercise of warrants

146 Includes 3,131 shares issuable upon exercise of warrants

147 Includes 1,490 shares issuable upon exercise of warrants and options to purchase 66,000 shares

148 Includes 1,490 shares issuable upon exercise of warrants

149 Includes 7,626 shares issuable upon exercise of warrants

150 Includes 3,177 shares issuable upon exercise of warrants

151 Includes 4,449 shares issuable upon exercise of warrants

152 Includes 3,120 shares issuable upon exercise of warrants

153 Includes 1,300 shares issuable upon exercise of warrants

154 Includes 1,820 shares issuable upon exercise of warrants

155 Includes 472,000 shares issuable upon exercise of warrants

156 Includes 250,000 shares issuable upon exercise of warrants

157 Includes 222,000 shares issuable upon exercise of warrants

158 Includes 90,238 shares issuable upon exercise of warrants

159 Includes 23,738 shares issuable upon exercise of warrants

160 Includes 66,500 shares issuable upon exercise of warrants

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Relationship with Certain Selling Stockholders

Daniel Donadille

Daniel Donadille is the President and Chief Executive Officer of the Company’s Bioprocessing Operations.

John A. Moore

John A. Moore was elected to the Company’s Board of Directors on January 23, 2019, and became the Chairman of the Board of Directors on January 29, 2020.

Helena Santos

Helena Santos has been a Director of the Company and the President, and Chief Executive Officer, for the past three years.

Christopher Cox

Christopher Cox has been a Director of the Company since February 26, 2021.

 Jurgen Schumacher (Science Holding Gmbh)

Dr. Jurgen Schumacher has been a Director of the Company since April 30, 2021.

John Nicols

John Nicols has been a Director of the Company since March 4, 2024.

Marcus Frampton

Marcus Frampton is a former Director of the Company from March 6, 2019 through March 8, 2024.

DESCRIPTION OF COMMON STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of our common stock that the selling stockholders may offer under this prospectus. It may not contain all the information that is important to you. For the complete terms of our common stock, please refer to our amended certificate of incorporation and our amended and restated bylaws, which are incorporated by reference into the registration statement which includes this prospectus. The Delaware General Corporation Law, or DGCL, may also affect the terms of our common stock. If we so indicate in a prospectus supplement, the terms of any security offered under that prospectus supplement may differ from the terms we describe below.

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Our amended certificate of incorporation provides for one class of common stock. Our authorized capital stock consists of 30,000,000 shares of common stock. As of June 12, 2024, we had outstanding 10,503,599 shares of common stock, held by 286 stockholders of record. As of June 12, 2024, we also had outstanding options to acquire 1,767,247 shares of our common stock with a weighted average exercise price of $6.17 per share. In addition, as of June 12, 2024, there were warrants outstanding for the purchase of an aggregate of 8,232,510 shares of common stock with a weighted average exercise price of $3.50 per share. Further, as of June 12, 2024, 1,232,030 shares of our common stock are available for issuance pursuant to awards made under the Scientific Industries, Inc. 2022 Stock Option Plan, as amended.

Voting Rights

Under our amended certificate of incorporation, each share of our common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of our common stock are entitled to vote. Our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law. Holders of our common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our amended certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock.

Dividends

The holders of our common stock will be entitled to share equally, identically and ratably in any dividends that our board of directors may determine to issue from time to time. We have not paid cash dividends on our common stock since December 14, 2018. We do not anticipate paying periodic cash dividends on our common stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions and on such other factors as the board of directors deems relevant.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities.

Other Rights

Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares of our common stock. All outstanding shares of our common stock are, and all shares of our common stock offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Listing

Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “SCND.”

Transfer Agent and Registrar

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. Its address is 1 State Street, New York, New York 10004.

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Certain Effects of Authorized but Unissued Stock

We have shares of common stock available for future issuance without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions or for payment as a dividend on our capital stock.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our amended certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of our common stock outstanding will be able to elect all of our directors. Our amended certificate of incorporation and amended and restated bylaws provide that only our board of directors, president or secretary of the holders of 66 2/3 percent in interest of the stockholders entitled to vote may call a special meeting of stockholders.

Our amended certificate of incorporation also provides that a “Subject Transaction” with a “Related Party” requires the approval of the holders of 80% of the Company’s voting stock, unless (i) the Subject Transaction is approved by 2/3 of our Board of Directors and (ii) our stockholders receive at least $6.00 per share. A Subject Transaction is (i) a merger or consolidation of the Company, (ii) the sale, lease, exchange, transfer or other disposition of all or substantially all the assets of the Company, or (ii) the sale, lease, exchange, transfer or other disposition of any assets to the Company in exchange for voting securities, unless (i) the value of such assets is less than $1,000,000 (ii) the voting securities issued by the Company constitute less than 20% of the aggregate voting securities of the Company. A Related Person is a stockholder (or group of stockholders that are required under the Securities Exchange Act of 1934, as amended, to file a Form 13D or Form 13G) that is the beneficial owner of 5% or more of the voting securities of the Company.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts.

Anti-Takeover Effects of Provisions of Delaware Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

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In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitation of Liability and Indemnification

We have adopted provisions in our amended certificate of incorporation that limit or eliminate the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the DGCL. Section 102(b)(7) of the DGCL, provides that a corporation may, in its original certificate of incorporation or an amendment thereto, eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to the following:

●	any breach of their duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of director liability, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.

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Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our amended certificate of incorporation and our amended and restated bylaws provide that we shall indemnify our directors and executive officers and shall indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our bylaws would permit indemnification.

In addition, we have entered and intend to continue to enter into separate indemnification agreements with certain of our directors and executive officers that are, in some cases, broader than the specific indemnification provisions provided by Delaware law and our charter documents, and may provide additional procedural protection. These agreements will require us, among other things, to:

●	indemnify officers and directors against certain liabilities that may arise because of their status as officers and directors;

●	advance expenses, as incurred, to officers and directors in connection with a legal proceeding subject to limited exceptions; and

●	cover officers and directors under any general or directors’ and officers’ liability insurance policy maintained by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

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We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1034, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (2) one year from the date of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Forward-Looking statements.

The following discussion and analysis should be read in conjunction with our consolidated financial statements for the three months ended March 31, 2024 (unaudited) and 2023 (unaudited), for the year ended December 31, 2023 and 2022 (unaudited), and the six month transition period ended December 31, 2022 and 2021 (unaudited), and the related notes thereto, which have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Certain statements contained in this report are not based on historical facts but are forward-looking statements that are based upon various assumptions about future conditions. Actual events in the future could differ materially from those described in the forward-looking information. Numerous unknown factors and future events could cause such differences, including but not limited to, product demand, market acceptance, success of marketing strategy, success of expansion efforts, impact of competition, adverse economic conditions, and other factors affecting the Company’s business that are beyond the Company’s control, which are discussed elsewhere in this report. Consequently, no forward- looking statement can be guaranteed. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Overview.

Scientific Industries, Inc., a Delaware corporation (“SI” and along with its subsidiaries, the “Company”, “we”, “our”), is engaged in the design, manufacture, and marketing of standard benchtop laboratory equipment (“Benchtop Laboratory Equipment”), and through its wholly-owned subsidiary, Scientific Bioprocessing Holdings, Inc., a Delaware corporation (“SBHI”), the design, manufacture, and marketing of bioprocessing systems and products (“Bioprocessing Systems”). SBHI has two wholly-owned subsidiaries – Scientific Bioprocessing, Inc., a Delaware corporation (“SBI”), and aquila biolabs GmbH, a German corporation (“Aquila”). The Company’s products are used primarily for research purposes by universities, pharmaceutical companies, pharmacies, national laboratories, medical device manufacturers, and other industries performing laboratory-scale research. Until November 30, 2020, the Company was also engaged in the design, manufacture and marketing of customized catalyst research instruments through its wholly-owned subsidiary, Altamira Instruments, Inc, a Delaware corporation (“Altamira”). On November 30, 2020, the Company sold significantly all of Altamira’s assets and Altamira’s operations were discontinued.

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On November 4, 2022, the Board of Directors approved the change of the Company’s fiscal year end from June 30 to December 31 of each year. In connection with this change, we previously filed a Transition Report on Form 10-K to report the results of the six-month transition period from July, 1, 2022 to December 31, 2022. In this Annual Report, the periods presented are the year ended December 31, 2023, the six-month transition period from July 1, 2022 to December 31, 2022 (which we sometimes refer to as the “six-month transition period ended December 31, 2022”) and the year ended June 30, 2022 (which we sometimes refer to as “fiscal 2022”). For comparison purposes, we have also included unaudited data for the year ended December 31, 2022 and for the six months ended December 31, 2021.

Results of Operations.

The Company’s results reflect those of the Benchtop Laboratory Equipment Operations and the Bioprocessing Systems Operations and its corporate operation. The Company realized a loss from continuing operations of $2,051,600 for the three months ended March 31, 2024 compared to a $2,371,900 loss from continuing operations for the three months ended March 31, 2023, primarily due to increased revenue in the Bioprocessing Systems Operations segment along with a decrease in noncash stock compensation expense, and decreased Corporate expenses compared to the prior year period,

Three Month Period Ended March 31, 2024 (unaudited) compared to the Three Month Period Ended March 31, 2023(unaudited)

Revenue

Net revenues for the three months ended March 31, 2024 decreased $321,900 (11.5%) to $2,483,500 from $2,805,400 for the three months ended March 31, 2023, driven primarily by lower revenues of Benchtop Laboratory Equipment Operations of $414,800, due primarily to decreased orders for Torbal products in part due to unavailability of product due to extensive ocean shipping delays, partially offset by an increase of $92,900 (41%) in revenues of the Bioprocessing Systems Operations related to the Company’s Aquila legacy products.

 Gross profit

The gross profit percentage for the three months ended March 31, 2024 and 2023, was 41.9% and 47.7%, respectively. The 5.8% decrease is due primarily to lower gross margin percentage in the Benchtop Laboratory Equipment Operations, resulting from increases in material, labor and overhead costs.

General and administrative

General and administrative expenses for the three months ended March 31, 2024 and 2023, were $1,521,800 and $1,569,300, respectively. The decrease of $47,500 (3.0%) is due primarily to decreased Corporate expenses related to stock-based compensation costs compared to prior year period, partially offset by employee related costs associated with a reduction in force in the Bioprocessing Systems Operations.

Selling

Selling expenses for the three months ended March 31, 2024 and 2023, were $897,800 and $1,444,800 , respectively. The decrease of $547,000 (37.9%) is due primarily to the reduction of sales and marketing employees and decreased non-cash stock-based compensation expenses in the Bioprocessing Systems Operations, and to a lower extent reductions in marketing activities by the Benchtop Laboratory Equipment Operations compared to prior year period.

Research and development

Research and development expenses for the three months ended March 31, 2024, and 2023, were $710,700 and $791,500, respectively. The decrease of $80,800 (10.2%) is due primarily to the reduction of research and development expenditures related to the VIVID automated pill counter in the Benchtop Laboratory Equipment Operations as compared to prior year period.

Other income, net

Other income, net, for the three months ended March 31, 2024 and 2023, were $37,900 and $95,700, respectively. The decrease is due primarily to the decrease in unrealized gain and interest income on investment securities, and a decrease in realized loss on investment securities during the current year period as compared to prior year period.

Income tax

Income tax for the three months ended March 31, 2024, and 2023, was $0 and $0, respectively. The Company maintains a full valuation allowance of $10,041,400 against the consolidated net deferred tax asset as the Company determined the net deferred tax assets which includes net operating loss carry-forwards and other tax credits, are not more likely than not to be realized in the future.

Year Ended December 31, 2023 compared to Year Ended December 31, 2022 (Unaudited)

Net revenues for the year ended December 31, 2023 increased $231,800 (2.1%) to $11,111,500 from $10,879,700 for year ended December 31, 2022 (unaudited), reflecting an increase of approximately $186,500 in net sales in the Benchtop Laboratory Equipment operations. The Benchtop Laboratory Equipment sales of the Torbal division products increased to $3,657,400 from $2,696,700 for the year ended December 31, 2023 and 2022 (unaudited), partially offset by decreased sales of the Vortex-Genie products to $3,554,600 from $4,361,400 for the year ended December 31, 2023 and 2022 (unaudited). The increased sales of the Torbal division products benefitted from increased sales of its VIVID automated pill counter, while the decreased sales of the Genie division products reflected a post COVID-19 normalization sales from the Vortex-Genie 2 product, which had benefitted from sales for testing laboratories during the COVID-19 pandemic. The remaining $45,300 increase in net revenues for the year ended December 31, 2023 is primarily attributable to the Bioprocessing Systems Operations product sales from the Cell Growth Quantifier (“CGQ”) for Biomass monitoring in shake flasks, the Liquid Injection System (“LIS”) and to a smaller contribution, the new DOTS platform of bioprocessing products introduced during the year ended December 31, 2022.

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The gross profit percentage for the year ended December 31, 2023 decreased to 45.9% from 47.2% for the year ended December 31, 2022 (unaudited), due primarily to increased materials, labor, and fixed overhead for the Benchtop Laboratory Equipment Operations, and the absence of royalties in the current year period for the Bioprocessing Systems Operations.

General and administrative expenses for the year ended December 31, 2023 decreased by $225,600 (4.0%) to $5,417,900 compared to $5,643,500 for year ended December 31, 2022 (unaudited) due primarily to the consolidation of operations in the Bioprocessing Systems Operations within the Pittsburgh, Pennsylvania and Baesweiller, Germany facilities.

Selling expenses for the year ended December 31, 2023 increased by $660,800 (14.0%) to $5,377,800 from $4,717,000 for the year ended December 31, 2022 (unaudited), primarily due to a increase in sales and marketing expenses and noncash stock compensation expense incurred by the Bioprocessing Systems Operations and by the Benchtop Laboratory Equipment operations principally due to increased sales and marketing expenses for the Torbal Division’s VIVID automated pill counter.

Research and development expenses for the year ended December 31, 2023 increased $813,900 (29.6%) to $3,566,200 from $2,752,300 for the year ended December 31, 2022 (unaudited), due to increase development in the DOTS platform of bioprocessing products in the Bioprocessing Systems Operations and the Benchtop Laboratory Equipment Operations’ VIVID automated pill counter products.

Impairment of goodwill and intangible assets for the years ended December 31, 2023 and 2022 (unaudited), were $0 and $4,331,600, respectively. There was no impairment of goodwill and intangible assets for the year ended December 31, 2023. For the year ended December 31, 2022 (unaudited), the Company recorded a $4,280,100 impairment of goodwill as a result of a goodwill impairment analysis, of which the Company determined the carrying value of the Bioprocessing Systems reporting unit exceeded its fair value and therefore the associated goodwill was impaired. In addition, the Company determined a technology intangible asset in the Bioprocessing segment was impaired and wrote it down by $51,500, net of accumulated amortization, to its estimated fair value of $0.

Total other income (expense), net for the year ended December 31, 2023 and 2022 (unaudited) was $170,100 and $(189,300), respectively. The increase was due primarily to net unrealized gain and interest income on investment securities compared to prior year unrealized loss.

The Company reflected income tax expense for continuing operations of $0 for the year ended December 31, 2023 compared to income tax expense of $3,128,100 for the year ended December 31, 2022 (unaudited). The Company maintains a full valuation allowance of $9,302,300 against the consolidated net deferred tax asset as the Company determined the net deferred tax assets which includes net operating loss carry-forwards and other tax credits, are more likely not to be realized in the future. The income tax expense of $3,128,100 for the year ended December 31, 2022 (unaudited), reflects a full valuation allowance against the consolidated net deferred tax assets recorded in the current period as the Company determined the consolidated net deferred tax assets which includes net operating loss carry-forwards and other tax credits, are more likely not to be realized in the future. In the event in the future the Company changes the determination as to the amount of deferred tax assets that can be realized, the Company will adjust the valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

As a result of the foregoing, the Company recorded a loss from continuing operations of $9,089,800 for the year ended December 31, 2023 compared to a loss from continuing operations of $15,629,300 for the year ended December 31, 2022 (unaudited).

The Company reflected net gain from discontinued operations of $3,300 for the year ended December 31, 2023, compared to a net loss of $12,900 for the year ended December 31, 2022 (unaudited).

As a result of the above, the Company recorded a net loss of $9,086,500 for the year ended December 31, 2023 compared to a net loss of $15,642,200 for the year ended December 31, 2022 (unaudited).

Six Month Transition Period Ended December 31, 2022 compared to the Six Month Period Ended December 31, 2021 (Unaudited)

Net revenues for the six month period ended December 31, 2022 decreased $520,800 (9.0%) to $5,237,800 from $5,758,600 for six month period ended December 31, 2021 (unaudited), reflecting a decrease of approximately $422,200 in net sales in the Benchtop Laboratory Equipment operations. The Benchtop Laboratory Equipment sales of the Torbal division products increased to $1,478,000 from $1,245,300 for the six month periods ended December 31, 2022 and 2021 (unaudited), partially offset by decreased sales of the Genie division products to $1,973,800 from $2,417,000 for the six month periods ended December 31, 2022 and 2021 (unaudited). The increased sales of the Torbal division products benefitted from increased sales of its VIVID automated pill counter, while the decreased sales of the Genie division products reflected a post COVID-19 normalization sales from the Vortex-Genie 2 product, which had benefitted from sales for testing laboratories during the COVID-19 pandemic. The remaining $98,600 decrease in net revenues for the six month period ended December 31, 2022 is primarily attributable to the Bioprocessing Systems Operations exclusion of royalty fees from sublicensed patents and technology under a license agreement which expired in August 2021, offset with new product sales from the new DOTS platform of bioprocessing products introduced during the current six month period ended December 31, 2022.

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The gross profit percentage for the six-month period ended December 31, 2022 decreased to 44.3% from 50.7% for the six month period ended December 31, 2021 (unaudited), due primarily to increased materials, labor, and fixed overhead for the Benchtop Laboratory Equipment Operations, and the absence of royalties in the current year period for the Bioprocessing Systems Operations.

General and administrative expenses for the six-month period ended December 31, 2022 decreased by $173,100 (6.1%) to $2,658,800 compared to $2,831,900 for the six-month period ended December 31, 2021 (unaudited) due primarily to the consolidation of operations in the Bioprocessing Systems Operations within the Pittsburgh, Pennsylvania and Baesweiller, Germany facilities.

Selling expenses for the six-month period ended December 31, 2022 increased by $406,200 (20.9%) to $2,349,000 from $1,942,800 for the six-month period ended December 31, 2021 (unaudited), primarily due to a increase in sales and marketing expenses incurred by the Bioprocessing Systems Operations and by the Benchtop Laboratory Equipment operations principally due to increased sales and marketing expenses for the Torbal Division’s VIVID automated pill counter.

Research and development expenses for the six-month period ended December 31, 2022 decreased $121,000 (8.0%) to $1,395,800 from $1,516,800 for the six-month period ended December 31, 2021 (unaudited), due to the reduction in the use of high-cost external consultants and consolidation of operations in the Bioprocessing Systems Operations within the Pittsburgh, Pennsylvania and Baesweiller, Germany facilities.

Total other income, net for the six-month periods ended December 31, 2022 and 2021 (unaudited) was $63,900 and $515,600, respectively. The decrease was due primarily to the $433,700 forgiveness of the second PPP loan received by the Company within the six-month period ended December 31, 2021 (unaudited).

The Company reflected income tax expense for continuing operations of $0 for the six month period ended December 31, 2022 compared to income tax benefit of $737,700 for the six month period ended December 31, 2021 (unaudited). The income tax expense for the six month period ended December 31, 2022 includes a $1,302,600 tax benefit, fully offset by a valuation allowance of $1,302,600 against the change of net deferred tax assets due to the uncertainty that the net deferred tax assets will not be fully realized in the future.

As a result of the foregoing, the Company recorded a loss from continuing operations of $4,073,100 for the six-month period ended December 31, 2022 compared to a loss from continuing operations of $2,116,300 for the six-month period ended December 31, 2021 (unaudited).

The Company reflected net loss from discontinued operations of $6,300 for the six-month period ended December 31, 2022, compared to a net income of $11,000 for the six-month transition period ended December 31, 2021 (unaudited), which is primarily due to loss on the sale of the majority of Altarmira’s assets during the fiscal year ended June 30, 2021.

As a result of the above, the Company recorded a net loss of $4,079,400 for the six-month period ended December 31, 2022 compared to a net loss of $2,105,300 for the six-month period ended December 31, 2021 (unaudited).

Year Ended June 30, 2022 compared to Year Ended June 30, 2021

Net revenues for fiscal year ended June 30, 2022 increased $1,625,300 (16.6%) to $11,400,500 from $9,775,200 for fiscal year ended June 30, 2021, reflecting an increase of approximately $937,500 in net sales of Benchtop Laboratory Equipment operations. The Benchtop Laboratory Equipment sales of Genie brand products increased year-over-year to $7,517,200 from $6,931,900 for fiscal year ended June 30 2022 and 2021, respectively. Torbal® brand product sales totaled $2,463,900 and $2,111,700 for fiscal year ended June 30 2022 and 2021, respectively, primarily due to increased sales of its automated VIVID pill counter. Approximately $687,800 of the increase in net revenues for fiscal year ended June 30 2022 is primarily attributable to inclusion of a full fiscal year of Aquila sales as compared to two months of Aquila sales contribution in fiscal 2021, which sales were attributable to Aquila’s bioprocessing products including the CGQ for Biomass monitoring in shake flasks, the LIS for automated feeding in shake flasks, and a line of coaster systems and flow-through cells for pH and DO monitoring.

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The gross profit percentage for fiscal year ended June 30, 2022 of 50.3% approximated fiscal 2021’s gross profit percentage of 50.9%.

General and administrative expenses for fiscal year ended June 30, 2022 increased by approximately $1,788,100 (44.4%) to $5,816,600 compared to $4,028,500 for fiscal year ended June 30, 2021 due primarily to compensation-related costs resulting from stock option grants and increased administrative costs from the Bioprocessing Systems operations.

Selling expenses for fiscal year ended June 30, 2022 increased approximately $278,900 (6.9%) to $4,310,800 from $4,031,900 for fiscal year ended June 30, 2021, primarily due to increased sales and marketing expenses incurred by the Bioprocessing Systems operations for sales and marketing personnel, sales and marketing activities.

Research and development expenses increased $1,249,500 (76.9%) to $2,873,300 for fiscal year ended June 30, 2022 compared to $1,623,800 for fiscal year ended June 30, 2021, due to increased product development expenditures by the Bioprocessing Systems operations.

As referenced in the “Explanatory Note” preceding Item 1 in our Annual Report on Form 10-KT, during the preparation of its audited financial statements for the six-month transition period from July 1, 2022 to December 31, 2022, the Company identified an error in the use of future projections and weighted average cost of capital used in the annual goodwill impairment testing of the Company’s Bioprocessing Systems segment. As a result of the annual goodwill impairment analysis, the Company determined the carrying value of the Bioprocessing Systems reporting unit exceeded its fair value and therefore the associated goodwill was impaired. Upon further analysis of the error, the Company determined that a goodwill impairment charge to the Bioprocessing Systems segment should have been applied in the fiscal year ended June 30, 2022. As a result of restating the fiscal year ended June 30, 2022 consolidated financial statements, the Company recorded a goodwill impairment charge of $4,280,100 to the goodwill of the Bioprocessing Systems reporting unit as the excess of carrying value over fair value was higher than the recorded amount of goodwill for the reporting unit. There was no goodwill impairment charge for fiscal year ended June 30, 2021.

Total other income, net was $262,400 for fiscal year ended June 30, 2022 compared to $653,800 in fiscal year ended June 30, 2021. The decrease was due primarily to the increase in unrealized loss in investment securities of $233,700 offset by the $433,700 forgiveness of the second PPP loan received by the Company, compared to fiscal year ended June 30, 2021 that was due primarily to the $531,100 forgiveness of the first PPP loan received by the Company and increased interest income resulting from increased investment securities balances.

The Company reflected income tax expense for continuing operations of $2,390,800 for fiscal year ended June 30, 2022 compared to income tax benefit of $945,000 for fiscal year ended June 30, 2021. As referenced in Item (Explanatory Note) in our Annual Report on Form 10-KT, as a result of the restated consolidated financial statements for the year ended June 30, 2022, the Company recorded a full valuation allowance of $5,116,000 against the consolidated net deferred tax asset as the Company determined the net deferred tax assets which includes net operating loss carry-forwards and other tax credits, are more likely not to be realized and their for the Company recorded of full valuation allowance. The full valuation allowance of $5,116,000 was offset by a income tax benefit of $2,717,200. In the event that in the future the Company changes the determination as to the amount of deferred tax assets that can be realized, the Company will adjust the valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

As a result of the foregoing, the Company recorded a loss from continuing operations of $13,672,500 for fiscal year ended June 30, 2022 compared to a loss from continuing operations of $3,110,000 for fiscal year ended June 30, 2021.

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The Company reflected net income from discontinued operations of $4,400 for fiscal year ended June 30, 2022, compared to a net loss of $562,500 for fiscal year ended June 30, 2021, which is primarily due to loss on the sale of the majority of Altamira’s assets during fiscal year ended June 30, 2021.

As a result of the above, the Company recorded a net loss of $13,668,100 for fiscal year ended June 30 2022 compared to a net loss of $3,672,500 for fiscal year ended June 30, 2021.

Liquidity and Capital Resources.

Our primary sources of liquidity are existing cash and cash equivalents, and cash generated from operating activities of the Benchtop Laboratory Equipment Operations. We assess our liquidity in terms of our ability to generate cash to fund our short and long-term cash requirements.  For the three months ended March 31, 2024, the Company generated negative cash flows from operations of $2,051,600 and has an accumulated deficit of $29,536,700 as of March 31, 2024.

In order to address these conditions, the Company has undertaken a number of strategic initiatives that management believes will provide sufficient funding to enable the Company to continue to operate as a going concern. During the three months ended March 31, 2024, the Company continued to eliminate certain operating expenses in conjunction with its review of the strategic operational and product development plan for the Bioprocessing Systems Operations segment. The Company identified expenses which the Company does not anticipate replacing or to be recurring in the Company’s operational plans for the foreseeable future, primarily in the form of reduced number of employees and related employment expenses.  An additional $716,776 of equity financing was raised in January 2024 as disclosed in Note 7. Management is in plans to obtain such resources for the Company by obtaining capital through third party equity. However, management cannot provide any assurances that the Company will be successful in accomplishing its plans.

As a result of the above actions, the Company believes that it will be able to meet its cash flow needs during the next 12 months from cash and investment securities on-hand, cash derived from its Benchtop Laboratory Equipment Operations, and availability of the Company’s line of credit.

The following table discloses our cash flows for the periods presented:

	For the three months ended March 31,
	2024	2023
Net cash used in operating activities	$(1,565,100)	$(1,744,700)
Net cash provided by investing activities	480,600	893,700
Net cash provided by financing activities	645,700	-
Effect of changes in foreign currency exchange rates	(5,600)	3,300
Decrease in cash and cash equivalents	$(444,400)	$(847,700)

Net cash used in operating activities was $1,565,100 for the three months ended March 31, 2024 compared to $1,744,700 for the three months ended March 31, 2023. The net decrease of $179,600 is primarily due to the decreased operational costs from the Bioprocessing Systems operations in the current period.

Net cash provided by investing activities was $480,600 for the three months ended March 31, 2024 compared to $893,700 provided in the three months ended March 31, 2023. The net decrease of $413,10 is primarily due to the net decrease in net redemption of purchase of investment securities, in the current year period compared to prior year period.

Net cash provided by financing activities was $645,700 for the three months ended March 31, 2024 compared to $0 for the three months ended March 31, 2023. The net increase of $645,700, is primarily due to issuance of common stock in the current year period.

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Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires us to make judgments, assumptions, and estimates that affect the amounts reported in the consolidated financial statements and accompanying notes. “Note 2-Summary of significant accounting policies” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year December 31, 2023 (“2023 Form 10-K”) describes the significant accounting policies and methods used in the preparation of the consolidated financial statements. Our critical accounting estimates are identified in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part II, Item 7 of our 2023 Form 10-K. Such accounting policies and estimates require significant judgments and assumptions to be used in the preparation of the consolidated financial statements, and actual results could differ from our assumptions and estimates, and such differences could be material.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus is being passed upon for us by Reitler Kailas & Rosenblatt LLP, New York, New York.

EXPERTS

The consolidated financial statements of Scientific Industries, Inc. as of December 31, 2023, incorporated in this Prospectus by reference from the Scientific Industries, Inc. Annual Report on Form 10-K for the fiscal year December 31, 2023 have been audited by Mazars USA LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Scientific Industries, Inc. as of December 31, 2022, incorporated in this Prospectus by reference from the Scientific Industries, Inc. Annual Report on Form 10-KT for the transition period ended December 31, 2022 have been audited by Macias Gini & O’Connell LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Scientific Industries, Inc. as of June 30, 2022, incorporated in this Prospectus by reference from the Scientific Industries, Inc. Annual Report on Form 10-K for the year ended June 30, 2022 have been audited by Nussbaum Berg Klein & Wolpow, CPAs LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and we therefore file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.This prospectus constitutes part of a registration statement on Form S-1 filed under the Securities Act with respect to the shares of common stock covered hereby. As permitted by the SEC’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference room and web site of the SEC referred to above. You may also access our filings with the SEC on our web site is located at http://www.scientificindustries.com. The information contained on our web site is not part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Exchange Act filings, each such statement being qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 29, 2024;

●	our Annual Report on Form 10-KT for the transition period from July 1, 2022 to December 31, 2022, filed with the SEC on April 17, 2023;

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the SEC on September 28, 2022;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 15, 2024;

●

our Current Reports on Form 8-K filed with the SEC on April 17, 2023, June 14, 2023, July 6, 2023, September 22, 2023, December 1, 2023, December 11, 2023, December 15, 2023, December 22, 2023 and January 22, 2024, March 7, 2024, April 8, 2024, April 15, 2024, June 6, 2024; and

●	the description of our common stock contained on Form 8-A, filed with the SEC approximately in December 1954, including any amendments or reports filed for the purpose of updating the description.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus or any prospectus supplement shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

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We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

Scientific Industries, Inc.

80 Orville Drive, Suite 102

Bohemia, New York 11716

Attn: Corporate Secretary

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

Copies of the documents incorporated by reference may also be found on our website at www.scientificindusties.com. Except with respect to the documents expressly incorporated by reference above which are accessible at our website, the information contained on our website is not a part of and should not be construed as being incorporated by reference into, this prospectus.

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 3,500,000 Shares of Common Stock

And

4,535,000 Shares of Common Stock Issuable Upon Exercise of Warrants

PROSPECTUS